                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                               (AMENDMENT NO. ___)



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                          AMERICAN BANKNOTE CORPORATION

                (Name of Registrant as Specified in Its Charter)



    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[AMERICAN BANKNOTE LOGO]

                         AMERICAN BANKNOTE CORPORATION
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 9, 1998

                            ------------------------

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of AMERICAN BANKNOTE CORPORATION (the "Company") will be held on Tuesday, June 9, 1998, at Chase World Headquarters, 270 Park Avenue, 11th Floor Conference Room, New York, NY 10017 at 9:00 A.M., local time, for the following purposes:

          1. To elect eight Directors for a term of one year and until their successors are duly elected and qualified; and

          2. To approve the proposed appointment by the Board of Directors of Deloitte & Touche LLP as independent auditors for the Company for the fiscal year ending December 31, 1998 (the "Auditor Proposal"); and

          3. To transact such other business as may properly come before the Annual Meeting of Stockholders, or any adjournments or postponements thereof.

     The Board of Directors has fixed the close of business on April 24, 1998 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof.

     Stockholders are urged to attend the meeting in person. If you are not able to do so, please sign, date and return the accompanying Proxy in the enclosed envelope. No postage is required if mailed in the United States.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF ITS NOMINEES AS DIRECTORS AND FOR THE AUDITOR PROPOSAL.

                                          By Order of the Board of Directors,

                                          /s/ Harvey J. Kesner

                                          HARVEY J. KESNER
                                          Secretary
New York, New York
April 30, 1998

WHETHER YOU EXPECT TO ATTEND THE ANNUAL MEETING OR NOT, YOUR VOTE IS IMPORTANT. ACCORDINGLY, YOU ARE REQUESTED TO SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE TO ENSURE THAT YOUR SHARES ARE REPRESENTED.

                         AMERICAN BANKNOTE CORPORATION
                                200 PARK AVENUE
                         NEW YORK, NEW YORK 10166-4999
                                 (212) 557-9100
                            ------------------------

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                                  JUNE 9, 1998
                            ------------------------

     This Proxy Statement and the accompanying Notice of Annual Meeting and form of Proxy are furnished in connection with the solicitation of Proxies by the Board of Directors of American Banknote Corporation, a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on June 9, 1998 at 9:00 A.M., local time, at Chase World Headquarters, 270 Park Avenue, 11th Floor Conference Room, New York, New York 10017 and at any adjournments or postponements thereof (the "Annual Meeting"). It is anticipated that this Proxy Statement and the form of Proxy will be first mailed on or about April 30, 1998 to holders of record on April 24, 1998 (the "Record Date") of the Company's common stock, par value $.01 per share (the "Common Stock"). The Company's 1997 Annual Report to Stockholders, which includes certified financial statements, is enclosed with this Proxy Statement.

            PROPOSAL 1. ELECTION OF DIRECTORS FOR A TERM OF ONE YEAR

     The Board of Directors has nominated the following persons for election as Directors at the Annual Meeting. Each nominee is presently a Director of the Company, with the exception of Sidney Levy.

NAME                                        INFORMATION CONCERNING NOMINEES       DIRECTOR SINCE   AGE
----                                   -----------------------------------------  --------------   ---
Bette B. Anderson....................  Vice Chairperson since 1996 and President  June 1994        69
                                       prior thereto of Kelly, Anderson, Pethick
                                       & Associates, Inc., a Washington based
                                       management firm, since 1989.
                                       Undersecretary of the Treasury from 1977
                                       to 1981. Director, United Payors & United
                                       Providers, Inc. and Hartford Financial
                                       Services Group Inc., and serves on
                                       various Committees of such companies.
                                       Member of the Treasury Historical
                                       Association, a Director of the Miller
                                       Foundation at the University of Virginia
                                       and a member of the Advisory Council of
                                       the Girl Scouts of America.
Dr. Oscar Arias S. ..................  Director, Arias Foundation for Peace and   September 1995   57
                                       Human Progress. Former President of Costa
                                       Rica and 1987 Nobel Peace Prize
                                       recipient. President, International Press
                                       Service; Director, Stockholm
                                       International Peace Research Institute,
                                       International Center for Human Rights and
                                       Democratic Development Institute for
                                       International Studies at Stanford
                                       University. Serves on the Board for the
                                       InterAction Council, the International
                                       Negotiation Network of the Carter Center
                                       and Transparency International. In
                                       addition, Dr. Arias is an active member
                                       of The Commission on Global Governance,
                                       the Inter-American Dialogue and the
                                       Society for International Development.

NAME                                        INFORMATION CONCERNING NOMINEES       DIRECTOR SINCE   AGE
----                                   -----------------------------------------  --------------   ---
C. Gerald Goldsmith..................  Investor; Director, Palm Beach National    July 1990        69
                                       Bank and Trust, Nine West Group, Inc. and
                                       Innkeepers, USA.
Ira J. Hechler.......................  Investor; Director, I.C. Isaacs & Company  February 1990    79
                                       LLC and Concord Camera Corp.
Sidney Levy..........................  Managing Director of the Company's               --         41
                                       subsidiary, American Bank Note Graficia e
                                       Servicos Ltda. ("ABNB") in Brazil since
                                       February 1994. Prior to joining ABNB, Mr.
                                       Levy was employed as Managing Director of
                                       De La Rue Lerchundi in Spain and prior
                                       thereto was employed by Thomas De La Rue
                                       Note Graficia e Servicos Ltda. in Brazil,
                                       serving in various management capacities.
David S. Rowe-Beddoe.................  Chairman of the Board, Welsh Development   July 1990        60
                                       Agency since 1993 and Development Board
                                       for Rural Wales since 1994; Director,
                                       Cavendish Services Ltd. and Development
                                       Securities plc. Previously held various
                                       senior management positions, including at
                                       Revlon, Inc. and De La Rue plc, as an
                                       Executive Director.
Alfred Teo...........................  Chairman and Chief Executive Officer of    June 1996        52
                                       Alpha Industries, Inc. of the Sigma
                                       Plastics Group since 1979. Chairman and
                                       Chief Executive Officer of Red Line
                                       Express since 1984; Hillman Eyes since
                                       1992 and Alpha Technologies since 1990.
                                       Director of Fleet Bank N.A., Trustee, St.
                                       Joseph's Hospital and Stevens Institute
                                       of Technology.
Morris Weissman......................  Chairman of the Board and Chief Executive  February 1990    56
                                       Officer of the Company since July 1990
                                       and Chief Operating Officer since July
                                       1995; Chairman of the Board and Chief
                                       Executive Officer of United States
                                       Banknote Company L.P. ("USBC") from 1986
                                       through July 1990 and Vice Chairman and
                                       Director of USBC's predecessor from 1976
                                       to 1986. Director of the Convenience and
                                       Safety Corporation and a Trustee of the
                                       Jackie Robinson Foundation and the
                                       Business Council for the United Nations.

     Following the Annual Meeting, the Board will consist of eight Directors. Between Annual Meetings the Board has the authority under the By-laws to increase or decrease the size of the Board and to fill vacancies. The Company expects each nominee for election to be available for election and if any nominee is not available, Proxies will be voted for the election of such substitutes as the Board may recommend, unless the Board reduces the number of Directors.

                   DIRECTOR MEETINGS AND STANDING COMMITTEES

     The Board of Directors held five meetings in 1997. The Audit and Compensation Committees each met formally four times during 1997 and the Stock Option Committee did not meet during 1997. Each of these committees also met informally on several occasions. Overall attendance at Board and Committee meetings was in excess of 90%. Attendance was at least 75% for each Director, with the exception of Dr. Arias, who attended two of the five meetings of the Board of Directors held during 1997.

     Audit Committee. The Audit Committee consists of Mr. Goldsmith (Chairman), Ms. Anderson, Mr. Hechler and Mr. Rowe-Beddoe. The Audit Committee reviews with the independent auditors the scope of their audit and non-audit assignments and fees, the accounting principles applied by the Company in its financial reporting, the scope of internal financial auditing procedures and the adequacy of the Company's internal controls. The Audit Committee provides an open avenue of communication between management, the external and internal auditors and the Board of Directors. The Audit Committee provides similar reviews of the Company's subsidiaries.

     Compensation Committee. The Compensation Committee consists of Messrs. Rowe-Beddoe (Chairman), Goldsmith, Hechler and Teo. The Compensation Committee has responsibility for compensation arrangements for executive officers and certain senior employees and reviews executive performance. The Committee periodically consults with management and administers the Company's Long-Term Performance Plan (the "Long-Term Performance Plan") and Executive Incentive Plan (the "Executive Incentive Plan"). The Compensation Committee also reports to stockholders on executive compensation matters as required by the Securities and Exchange Commission.

     Stock Option Committee. The Stock Option Committee consists of Messrs. Hechler (Chairman), Goldsmith and Rowe-Beddoe. The Stock Option Committee periodically consults with management and administers the Company's 1990 Employee Stock Option Plan (the "1990 Stock Option Plan").

     The Audit, Compensation and Stock Option Committees are composed entirely of outside directors who are neither officers nor employees of the Company or its subsidiaries. Members of the Compensation and Stock Option Committees are not eligible to participate in any of the plans those Committees administer. The Committees of the Board, as well as the full Board, have access to outside consultants and experts as needed in connection with their deliberations.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table reflects the number of shares of Common Stock beneficially owned on April 24, 1998 by (i) each Director and nominee for Director of the Company, (ii) each of the Named Executive Officers as set forth below in the Summary Compensation Table, (iii) all Directors and executive officers as a group and (iv) each other person known by the Company to own more than 5% of any class of equity securities of the Company. The address of each Director and executive officer is c/o American Banknote Corporation, 200 Park Avenue, New York, NY 10166.

                                                                AMOUNT AND          PERCENTAGE
                                                                 NATURE OF           OF CLASS
                                                                BENEFICIAL         BENEFICIALLY
                      NAME AND ADDRESS                        OWNERSHIP(1)(2)         OWNED
                      ----------------                        ---------------      ------------
Bette B. Anderson...........................................        16,600            *
Dr. Oscar Arias S. .........................................        14,150            *
Patrick J. Gentile..........................................        36,540            *
C. Gerald Goldsmith.........................................        21,200            *
John T. Gorman..............................................       260,173(3)           1.2%
Ira J. Hechler..............................................       234,300              1.1%
Harvey J. Kesner............................................       119,591            *
Sidney Levy.................................................        62,668            *
David S. Rowe-Beddoe........................................        20,100            *
Alfred Teo..................................................     2,054,600              9.3%
Ward A.W. Urban.............................................        35,172            *
Morris Weissman.............................................     2,755,196(3)(4)       12.0%
All Directors and executive officers as a group (11
  persons)..................................................     5,567,622(3)(4)       24.0%
Bay Harbour Management, L.C., Tower Investment Group, Inc.
  and Steven A. Van Dyke, 777 South Harbor Island Blvd.,
  Suite 270, Tampa, FL 33602(5).............................     3,405,150             15.5%

---------------
 *  Less than 1%.

(1) Unless otherwise indicated, each stockholder has sole voting and investment power.

(2) Includes Common Stock issuable upon the exercise of stock options exercisable within 60 days of April 24, 1998 in the amount of 14,334, 105,400, 42,518, 12,966 and 734,001 for Messrs. Gentile, Gorman, Kesner,
    Urban and Weissman, and 909,219 for all executive officers, respectively. Includes Common Stock issuable upon the exercise of stock options exercisable within 60 days of April 24, 1998 in the amount of 42,668 for Mr. Levy. Includes Director Common Stock equivalent units under the Deferred Stock and Compensation Plan for Non-employee Directors in the amount of 16,100, 14,150, 20,100, 20,100, 20,100 and 10,500 units for Ms. Anderson,
    Dr. Arias and Messrs. Goldsmith, Hechler, Rowe-Beddoe and Teo, respectively. Excludes shares of Common Stock that may be issued to Directors in connection with deferred director fees under the Deferred Stock and Compensation Plan for Non-employee Directors in the amount of 788, 4,161, 3,818, 3,697 and 667 shares for Ms. Anderson and Messrs. Goldsmith, Hechler, Rowe-Beddoe and Teo, respectively.

(3) Includes Common Stock issuable upon the exercise of performance warrants issued under the Company's Performance Warrant Plan that are exercisable within 60 days of April 24, 1998 in the amount of 139,500 and 16,000 shares for Messrs. Weissman and Gorman and 155,500 shares for all Directors and executive officers, respectively.

(4) Includes (i) 95,000 shares held by spouse as to which Mr. Weissman disclaims beneficial ownership and (ii) 60,000 shares as to which Mr. Weissman has sole voting power and a right of first refusal with respect to any future sales.

(5) Based on Amendment No. 1 to a Schedule 13G dated March 3, 1998, as filed by Bay Harbour Management L.C. ("Bay Harbour"), Tower Investment Group, Inc. ("Tower"), the majority stockholder of Bay Harbour, and Steven A. Van Dyke, the sole stockholder of Tower. According to Amendment No. 1, Bay Harbour, Tower and Mr. Van Dyke each have sole voting and dispositive power with respect to the 3,379,150 shares of Common Stock held by Bay Harbour. Such shares are held by Bay Harbour for the account of five private investment funds and eight managed accounts. Mr. Van Dyke has sole voting and dispositive power with respect to an additional 26,000 shares held by him.

                             EXECUTIVE COMPENSATION

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Company believes that a strong link should exist between executive compensation and management's success in maximizing stockholder value. This belief is adhered to by developing both short-term and long-term incentive compensation programs which provide competitive compensation and reflect Company performance while taking into account the Company's particular circumstances. The Compensation Committee's role and responsibilities involve the development and administration of executive compensation policies and programs which are consistent with, linked to and supportive of the basic strategic objective of maximizing stockholder value, while taking into consideration the activities and responsibilities of management.

     Beginning in 1996, the Company's management has been under a compensation program -- the Challenge 2000 Program -- providing for benefits by way of bonuses, long-term incentives and stock ownership. Since many of the Company's senior managers had prior contractual arrangements, in many cases providing for guaranteed minimum annual bonus awards, they were offered an opportunity to participate in the Challenge 2000 Program and to forego the prior guarantees and bonus arrangements. These offers were made in the early part of 1996.

     The Challenge 2000 Program provides management with the opportunity for significant bonuses and long-term rewards if division and corporate return on equity goals are achieved. In certain instances, a portion of the management member's bonus also is dependent on division and individual goals being met. With the adoption of the Challenge 2000 Program, compensation for nearly all of the executive and operating management is linked to corporate results with long-term benefits realizable in 3-5 years following awards. During 1997, the Challenge 2000 Program resulted in vesting of 25% of the program benefits awarded as a result of the Company's 1996 performance but no vesting occurred as a result of the Company's 1997 performance.

COMPENSATION PHILOSOPHY AND ELEMENTS

     The Compensation Committee adheres to five primary principles in discharging its responsibilities, which have been applied through the adoption of the Challenge 2000 Program. First, the majority of the annual bonus and long-term compensation for management members should be in part at risk, with actual compensation levels correlating with the Company's actual performance. Second, over time, incentive compensation of the Company's management should focus more heavily on long-term rather than short-term accomplishments and results. Third, equity-based compensation and equity ownership requirements should be used on an increasing basis so as to provide management with clear and direct links to stockholder interests. Fourth, the overall compensation programs should be structured to ensure the Company's ability to attract, retain, motivate and reward those individuals who are best suited to achieving the desired performance results of the Company, both long and short-term. Fifth, the total compensation for all management should be competitive so as to attract and retain the best people in the Company's unique industry and should take into account the duties and responsibilities of the individual. In general, the Compensation Committee believes that sales and earnings growth as well as continued improvement in cash flow should be recognized in considering compensation levels along with improvements in overall effectiveness, productivity, quality, return on equity and investment and success in identifying and implementing further strategic alliances and business combinations, while taking into account the Company's high depreciation and amortization, non-recurring and extraordinary charges and continued non-cash charges.

     In evaluating the performance and compensation of the management, the Compensation Committee has taken particular note of the consolidation of the businesses that have been brought under the Company's management during the past nine years, i.e., United States Banknote, American Bank Note, Jeffries Banknote, American Bank Note Holographics, American Banknote Company Grafica e Servicos (Brazil), Grafica Bradesco (Brazil), Leigh-Mardon (Australia and New Zealand) and Sati (France) as well as fundamental changes affecting the markets in which the Company operates. With foreign operations approaching 70% of consolidated sales and operating earnings and growing, management has achieved its international diversification goals and assumed added responsibilities for managing a global business, as well as becoming well-positioned in the emerging field of electronic commerce.

     The Compensation Committee believes that the Challenge 2000 Program complies with the provisions of Section 162(m) under the Internal Revenue Code of 1986, as amended, with respect to qualifying the compensation paid to its executive officers.

                             COMPENSATION COMMITTEE

                              David S. Rowe-Beddoe
                              C. Gerald Goldsmith
                                 Ira J. Hechler
                                   Alfred Teo

                               PERFORMANCE GRAPH

     The following performance graph compares the Company's cumulative total stockholder return from December 31, 1992 through December 31, 1997 to that of the Media General Composite, a broad market index, and a peer group index created by the Company.

     Because the Company is involved in a wide variety of businesses, including security printing, holography, and credit and telephone cards, and with foreign sales approaching 70% of consolidated sales, no published peer group closely reflects the Company's overall business or matches the relative contributions of those businesses to the Company's overall performance. The following companies have been included in the customized peer group index: Bowne & Co., Inc., Deluxe Corporation, Devon Group Inc., John H. Harland Co., Merrill Corp., Moore Corporation Limited, Multi-Color Corp., The Standard Register Company, Stevens Graphics Corporation (Class A and Class B) and American Banknote Corporation. The customized peer group weighs the constituent companies' common stock performance on the basis of market capitalization, measured at the beginning of each relevant time period.

     The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 on December 31, 1992 and that all dividends were reinvested. Stock price performances shown on the graph are not indicative of future price performances. This data was furnished by Media General Financial Services.

                     CUMULATIVE TOTAL RETURN AMONG AMERICAN
                BANKNOTE CORPORATION, A CUSTOM PEER GROUP INDEX,
                        AND COMPOSITE BROAD MARKET INDEX
                  FROM DECEMBER 31, 1992 TO DECEMBER 31, 1997

        MEASUREMENT PERIOD              AMERICAN
      (FISCAL YEAR COVERED)           BANKNOTE CORP        PEER GROUP         BROAD MARKET
1992                                     100.00              100.00              100.00
1993                                      98.08               96.73              114.79
1994                                      34.62               85.07              113.84
1995                                      19.23               93.26              147.60
1996                                      73.08              118.58              178.25
1997                                      80.77              118.75              231.46

                           SUMMARY COMPENSATION TABLE

     The following table sets forth certain information for the three years ended December 31, 1997, 1996 and 1995, regarding the compensation of the Chief Executive Officer of the Company and each of the other four most highly compensated executive officers of the Company who were serving at the end of the last completed year and whose compensation exceeded $100,000 for such year (collectively, the "Named Executive Officers").

                                                                            LONG TERM COMPENSATION
                                                                      -----------------------------------
                                                                              AWARDS             PAYOUTS
                                                                      -----------------------   ---------
                                                          OTHER       RESTRICTED
                            ANNUAL COMPENSATION           ANNUAL        STOCK                     LTIP       ALL OTHER
NAME AND                ----------------------------   COMPENSATION    AWARD(S)                  PAYOUTS    COMPENSATION
PRINCIPAL POSITION      YEAR   SALARY($)   BONUS($)       ($)(1)        ($)(2)     OPTIONS(#)      ($)         ($)(3)
------------------      ----   ---------   ---------   ------------   ----------   ----------   ---------   ------------
Morris Weissman.......  1997    775,000       --           --          525,000      200,000                    25,401(3)
  Chairman and Chief    1996    750,000    1,217,000       --          292,500      626,000        --          19,488
  Executive Officer     1995    750,000       --           --            --         250,000        --          19,040
John T. Gorman........  1997    250,000       --           --            --          40,000                    17,045(3)
  Executive Vice        1996    244,723      250,000       --           32,500       90,600        --          19,871
  President and Chief   1995    234,168       40,000       --            --           --           --          15,938
  Financial Officer
Harvey J. Kesner......  1997    200,000       --           --            --          35,000                     8,000(3)
  Executive Vice        1996    195,000      200,000       --           32,500       56,500        --          10,717
  President General     1995    173,824       30,000       --            --           --           --           7,500
  Counsel and
  Secretary
Ward A.W. Urban.......  1997    125,000       --           --            --          27,500                     6,851(3)
  Vice President,       1996    125,000       81,000       --           12,188       15,700        --           9,958
  Treasurer and Asst.
  Secretary
Patrick J. Gentile....  1997    115,000       --           --            --          35,000                     7,186(3)
  Vice President and    1996    111,667       66,125       --           12,188       16,500        --           9,755
  Corporate
  Comptroller

---------------
(1) The value of each of the Named Executive Officer's perquisites did not exceed the threshold for disclosure established under the Securities and Exchange Commission's proxy rules.

(2) Amounts shown for 1996 consist of the market value on the date of grant of 180,000, 20,000, 20,000, 7,500 and 7,500 shares of restricted stock granted effective April 25, 1996 to Messrs. Weissman, Gorman, Kesner, Urban and Gentile, respectively, under the Long Term Performance Plan ("LTPP"). Restrictions on the total number of shares subject to the grant will lapse on the fifth anniversary of the date of grant. In addition, 25% or more of the grant may lapse per annum if the Company achieves certain earning levels in the years 1996-1999. As a result of achieving the 1996 performance criteria, all restrictions lapsed on 25% of the 1996 shares. The shares are entitled to the right to vote and receive dividends, as, when and if dividends are paid on the Common Stock. Under the LTPP, upon the grantee's death, retirement or disability, the restrictions will lapse on a pro-rata basis based upon the portion of the restricted period which has elapsed and the remainder will be forfeited. All such restrictions will immediately lapse upon a "change in control."

     Amount shown for 1997 consists of the market value on the date of grant of 140,000 shares of restricted stock granted effective on March 27, 1997 to Mr. Weissman under the Executive Incentive Plan. Restrictions lapse on one-third of the shares upon each of the first three anniversaries of the date of award. All such restrictions will immediately lapse upon Mr. Weissman's death, retirement, disability, termination or upon a "change in control" of the Company. The shares are entitled to the right to vote and receive dividends as, when and if dividends are paid on the Common Stock.

     As of December 31, 1997, the number and potential value of the aggregate restricted stockholdings of each of the Named Executive Officers were as follows (prior to determination of achievement of the criteria for lapse of any restrictions): Mr. Weissman (350,625 shares with a value of $1,840,781); Mr. Gorman (20,000 shares with a value of $105,000); Mr.
     Kesner (20,000 shares with a value of

     $105,000); Mr. Urban (7,500 shares with a value of $39,375); and Mr. Gentile (7,500 shares with a value of $39,375).

     Awards under the Long Term Performance Plan, Executive Incentive Plan and 1990 Stock Option Plan are subject to anti-dilution provisions.

(3) Amounts shown consist of contributions to the Company's defined contribution Retirement Plan by the Company ($8,000 for each of Messrs. Weissman, Gorman and Kesner, $6,851 for Mr. Urban and $6,578 for Mr. Gentile) and premiums paid with respect to life insurance ($17,041 for Mr. Weissman, $9,045 for Mr. Gorman, and $608 for Mr. Gentile).

EMPLOYMENT AGREEMENTS

     Mr. Weissman serves pursuant to an employment agreement with the Company with a term ending on December 31, 1999. The term of Mr. Weissman's agreement is subject to automatic extension unless advance notice of non-renewal is given. Mr. Weissman's agreement provides for his engagement as Chairman and Chief Executive Officer of the Company. The agreement provides for a base salary of $800,000. Mr. Weissman participates in the Executive Incentive Plan and receives an annual bonus equal to 6% of his annual base salary in 1994 (adjusted in each subsequent year by compounding the 1994 base salary by 1.07) multiplied by the number of percentage points by which "ROE" (as defined below) exceeds 10% up to a maximum annual bonus equal to 200% of base salary (as adjusted).

     ROE is defined as the fraction the numerator of which is equal to the Company's pre-tax income (including income from minority holdings, joint ventures, dividends from investments and like income) before extraordinary charges or similar one-time non-recurring losses or reserves not in the ordinary course plus depreciation and amortization, and the denominator of which is calculated as a simple average of the average monthly common equity (beginning of month common equity plus end of month common equity divided by two) for the calendar year.

     Mr. Weissman's agreement also contains provisions for the continuation of payments in the event of disability or death in addition to maintenance of certain life insurance and participation in Company benefit plans. Upon termination in the event of his permanent disability, until the earlier to occur of (i) recovery from such disability, (ii) the date employment under the employment agreement was scheduled to terminate or (iii) death, Mr. Weissman is entitled to receive 75% of the then effective base salary and the pro rata amount of the bonus he would have received for the year in which he became permanently disabled based on the number of days he was not disabled and during the time he receives 75% of his base salary all other benefits he would have received but for the termination of employment due to disability.

     In the event Mr. Weissman's employment with the Company is terminated by the Company (other than for cause) or is terminated by Mr. Weissman for "good reason," Mr. Weissman is entitled to receive a lump sum payment equal to the greater of his "total direct compensation" (as defined) for 1994 or his "estimated total direct compensation" (as defined) then in effect, as if his employment agreement had remained in effect for the entire term or, if following a "change in control," the greater of such amount or $5,000,000, plus the value of his unexercised options and maintenance of certain benefits for the remainder of the term of the agreement.

     Mr. Gorman serves pursuant to an employment agreement with a term ending on August 31, 1999. The term of Mr. Gorman's agreement is subject to automatic extension unless advance notice of non-renewal is given. Mr. Gorman's agreement provides for his engagement as Chief Financial Officer of the Company. The agreement provides for a base salary of $250,000 with no guaranteed bonus. For 1997, Mr. Gorman's agreement provides for an annual bonus in accordance with the Company's Challenge 2000 Program. The bonus can range from 0-100% of base salary based upon the level of achievement of corporate and personal goals. In addition to the annual bonus, Mr. Gorman is entitled to participate in all other benefits made available to executive officers of the Company, including, a long-term incentive award as determined by the Compensation Committee.

     Mr. Gorman's employment agreement contains provisions for the continuation of payments in the event of non-renewal by the Company, disability or death in addition to maintenance of certain life insurance and participation in Company benefit plans. The employment agreement entitles Mr. Gorman to certain payments upon termination (other than for cause). Upon termination in certain circumstances, including for "good reason," Mr. Gorman is entitled to a lump sum cash payment in an amount equal to two times base salary plus bonus then in effect plus the value of unexercised options held and maintenance of certain benefits for an eighteen month period. Upon termination other than for cause, death or disability, the agreement provides that the Company will retain Mr. Gorman as a consultant for a term of 18 months at 150% of his base salary then in effect.

     Messrs. Kesner, Urban and Gentile participate in the Challenge 2000 program under which they are entitled to bonuses which can range from 0-100% of base salary for Mr. Kesner, 0-75% for Mr. Urban and 0-75% for Mr. Gentile. In addition, Mr. Kesner's employment is subject to an agreement which provides for payment upon termination of employment, disability or death, in addition to maintenance of certain life insurance and participation in all other benefits made available to executive officers, in a lump sum amount of one times base salary then in effect, and, upon termination for "good reason," one times base salary plus bonus, plus the value of unexercised options held and maintenance of certain benefits for an eighteen-month period. Upon termination by the Company (other than for cause), Mr. Urban and Mr. Gentile are entitled to receive an amount equal to one times base salary.

     The Company has from time to time made available to certain of its management loans on terms that have been approved by the Compensation Committee. As of March 31, 1998 Mr. Weissman was indebted to the Company in an amount of $683,750, plus interest in the amount of $28,688. Mr Weissman's loans consist of a loan in the amount of $183,750 which matures on April 13, 1998 and has been repaid and a Challenge 2000 loan in the amount of $500,000 which matures on August 1, 2002 which were the only loans outstanding to management on March 31, 1998. All loans to management accrue interest at the Citibank Base Rate from time to time, presently 8.5%. Challenge 2000 loans are secured by Challenge 2000 stock awards, including 140,000 shares of Restricted Stock in the case of Mr. Weissman.

                     OPTION GRANTS IN THE LAST FISCAL YEAR

     The following table sets forth for each of the Named Executive Officers:
(a) the number of options granted during 1997; (b) the percent such number is of the total options granted to all employees in 1997; (c) the exercise price per share; (d) the expiration date; and (e) the potential realizable value of such options at certain assumed rates of stock price appreciation.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                              INDIVIDUAL GRANTS
                                      ---------------------------------   POTENTIAL REALIZABLE VALUE AT
                                       OPTIONS                               ASSUMED ANNUAL RATES OF
                                       GRANTED                             STOCK PRICE APPRECIATION FOR
                            OPTIONS      TO       EXERCISE                        OPTION TERM(2)
                            GRANTED   EMPLOYEES    PRICE     EXPIRATION   ------------------------------
                            (#)(1)%    IN 1997     ($/SH)       DATE      0%($)      5%($)      10%($)
                            -------   ---------   --------   ----------   ------   ---------   ---------
Morris Weissman...........  100,000      22%       $3.44      5/02/07      $--     $216,340    $548,247
Morris Weissman...........  100,000      22%       $6.00      9/30/07      $--     $377,337    $956,245
John T. Gorman............   15,000       3%       $3.44      5/02/07      $--     $ 32,451    $ 82,237
John T. Gorman............   25,000       6%       $6.00      9/30/07      $--     $ 94,334    $239,061
Harvey J. Kesner..........   15,000       3%       $3.44      5/02/07      $--     $ 32,451    $ 82,237
Harvey J. Kesner..........   20,000       5%       $6.00      9/30/07      $--     $ 75,467    $191,249
Ward A. W. Urban..........    7,500       2%       $3.44      5/02/07      $--     $ 16,225    $ 41,119
Ward A. W. Urban..........   20,000       4%       $6.00      9/30/07      $--     $ 75,467    $191,249
Patrick J. Gentile........   10,000       2%       $3.44      5/02/07      $--     $ 21,634    $ 54,825
Patrick J. Gentile........   25,000       6%       $6.00      9/30/07      $--     $ 94,334    $239,061

---------------
(1) Options granted under the LTPP (other than Mr. Weissman's 100,000 at $3.44 under the 1990 Employee Stock Option Plan). One-third of the options vest and become fully exercisable upon each of the first three anniversaries of the date of grant, except that all such options immediately vest upon the holder's death while still employed or termination of employment in connection with a change in control and are subject to anti-dilution provisions. Payment of the purchase price of shares acquired upon the exercise of options generally may be in cash, by check, or by delivery of shares of Common Stock, or by other permitted methods, including broker-assisted "cashless exercise" methods.

(2) The amounts set forth are based on assumed appreciation of 0% and the 5% and 10% rates as prescribed by the Securities and Exchange Commission rules and are not intended to forecast future appreciation, if any, of the stock price. The Company did not use an alternate formula for a grant date valuation as it is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the future performance of the stock. There can be no assurance that the amounts reflected in this table will be achieved.

                  OPTION EXERCISES AND FISCAL YEAR END VALUES

     The following table sets forth for each of the Named Executive Officers:
(a) the number of shares of Common Stock acquired upon the exercise of options during 1997; (b) the value realized from options exercised during 1997; (c) the number of options held as of December 31, 1997, both exercisable and unexercisable; and (d) the value of such options as of that date. No named executive officer exercised any options during the last fiscal year.

                 AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                    AND OPTION VALUE AT LAST FISCAL YEAR END

                                                                 NUMBER OF       VALUE OF UNEXERCISED
                                                                UNEXERCISED          IN-THE-MONEY
                                                             OPTIONS AT FISCAL     OPTIONS AT FISCAL
                                      SHARES                    YEAR END #            YEAR-END $
                                    ACQUIRED ON    VALUE      EXERCISABLE(1)/       EXERCISABLE(1)/
               NAME                  EXERCISE     REALIZED     UNEXERCISABLE         UNEXERCISABLE
               ----                 -----------   --------   -----------------   ---------------------
Morris Weissman...................    --           --                 408,667/700,666            $1,271,084/$1,748,206
John T. Gorman....................    --           --                  70,200/100,400             $ 222,034/$220,016
Harvey J. Kesner..................    --           --                  18,684/72,666            $   61,754/$151,814
Ward A. W. Urban..................    --           --                   5,233/37,967            $   18,615/$50,810
Patrick J. Gentile................    --           --                   5,500/46,000            $   19,416/$56,934

---------------
(1) Amounts shown exclude Performance Warrants held by Messrs. Weissman and Gorman under the Company's Performance Warrant Plan in the amounts of 139,500 and 16,000, respectively. All of such Performance Warrants are presently exercisable through July 26, 2006 at an exercise price of $0.011 per share, subject to anti-dilution provisions. The aggregate value of unexercised in-the-money Performance Warrants at 1997 fiscal year end was $643,653 and $73,824 for Messrs. Weissman and Gorman, respectively.

                                RETIREMENT PLAN

     Effective April 1, 1994, the Board of Directors approved a supplemental retirement plan for certain executives and management employees of the Company (the "SERP"). In general, the SERP provides that a participant retiring at age 65 will receive a monthly retirement benefit equal to an amount determined, in the case of the Company's senior executives, including the Named Executive Officers, by multiplying the participant's "final average compensation" (as defined in the SERP) by a percentage equal to 3% for each of the first ten years plus 1.5% for each of the next twenty years of service, or for junior level executives, by a percentage equal to 2% for each of the first ten years, 1.5% for each of the next ten years and 1% for each of the next ten years. The result of the computation is decreased by a participant's Social Security Benefit and any amounts available from the participant's pension or profit sharing plan from the Company or its predecessors. The retirement income is to be paid at normal or deferred retirement dates for life only with the appropriate actuarial reduction of a joint and survivor election. Early retirement benefits are available with a reduction of 2% for each year less than age 62. No benefit will be provided prior to a participant achieving age 55 and 10 years of service. All participants will receive credit for past service to the Company or any of its wholly-owned subsidiaries. Amounts of compensation in excess of $300,000 increased by 6% on each plan anniversary date commencing April 1, 1995, will not be considered when calculating plan benefits. The Company has established a grantor trust to which the Company can contribute assets that will be held subject to claims of the Company's creditors until paid to SERP participants and their beneficiaries, which is presently unfunded. Mr. Weissman's benefit in the SERP is calculated based upon compensation of $800,000. Mr. Weissman will be required to provide minimum numbers of service years as provided in his agreement.

     The following table shows the estimated annual benefit payable to employees in various compensation and years of service categories based upon the senior executive accrual rates. The estimated benefits apply to an employee retiring at age sixty-five in 1997 who elects to receive his or her benefit in the form of a single life annuity. These benefits would be reduced by any benefits attributable to the Company's (and its predecessor's) contributions (and the earnings thereon) to pension and/or profit sharing plans and social security.

                               PENSION PLAN TABLE

                                                          YEARS OF SERVICE
                                      --------------------------------------------------------
            REMUNERATION                 10          15          20          25          30
            ------------              --------    --------    --------    --------    --------
$100,000............................  $ 30,000    $ 37,500    $ 45,000    $ 52,500    $ 60,000
 125,000............................    37,500      46,875      56,250      65,625      75,000
 150,000............................    45,000      56,250      67,500      78,750      90,000
 200,000............................    60,000      75,000      90,000     105,000     120,000
 250,000............................    75,000      93,750     112,500     131,250     150,000
 300,000............................    90,000     112,500     135,000     157,500     180,000
 357,305............................   107,191     133,989     160,787     187,585     214,383

                             DIRECTOR COMPENSATION

     Non-employee Directors presently are paid $25,000 per annum for serving as Directors and $2,000 for each Board meeting attended in excess of four in any fiscal year. Non-employee Directors receive $1,000 for each committee meeting attended. Pursuant to the Deferred Stock and Compensation Plan for Non-employee Directors (the "Directors Plan"), each Non-employee Director automatically receives on an annual basis 3,000 Common Stock equivalents. The Director Plan also provides automatic grants of up to 2,000 Common Stock equivalents to Committee chairpersons. In addition, newly appointed directors receive a one-time award of 7,500 Common Stock equivalents under the Directors Plan. A maximum of 5,000 common stock equivalents per year for each director may be awarded under the Directors Plan, exclusive of the one-time awards to directors. Under the terms of the Directors Plan, Common Stock equivalents are held in a director's deferred stock account. Directors elected or appointed other than at an annual meeting are awarded a pro rata amount of Common Stock equivalents. Pursuant to the Directors Plan, 3,000, 3,000, 5,000, 5,000, 5,000 and 3,000
Common Stock equivalents were awarded to each of Ms. Anderson, Dr. Arias and Messrs. Goldsmith, Hechler, Rowe-Beddoe and Teo, respectively, during 1997.

     Non-employee Directors receive $2,000 per annum for each committee membership and $5,000 for each committee chair held. These committee fees are subject to forfeiture by any director who attends less than 75% of the meetings of committees on which he or she serves. These fees are subject to irrevocable deferral elections, whereby (in addition to any other cash fees elected for deferral) a cash/debenture account is credited in the amount of the fees deferred which is convertible into the number of shares of Common Stock as would equal the fees deferred in January of the year following the credit plus accrued interest at the seven-year treasury rate. Upon termination of services, directors receive interest plus the greater of the value of the debenture account (in cash in 5 annual installments) or the shares of Common Stock into which the debentures are convertible. The deferred accounts are payable in cash upon a change in control or as otherwise determined by the Compensation Committee. At year end, approximately $3,145, $16,214, $14,866, $14,326 and $2,605 were accrued for Ms. Anderson and Messrs. Goldsmith, Hechler, Rowe-Beddoe and Teo, respectively.

     A Common Stock equivalent is the hypothetical equivalent of the Common Stock that has a value on any date equal to the mean of the high and low trading prices of the Common Stock on such date, and is adjusted to reflect stock dividends, splits and reclassifications. In January of the year following the year of termination of services, each director receives payment in shares of Common Stock equal to the balance of Common Stock equivalents in his or her deferred stock account. In the event of a change in control, Common Stock equivalents have a value based on the highest price of the Common Stock during the thirty days preceding such change in control and will be paid in cash or otherwise as the Compensation Committee may prescribe.

     The Company does not provide any Director retirement benefits.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company retained Kelly, Anderson, Pethick & Associates, of which Ms. Anderson, a Director, is Vice Chairperson and an owner, for marketing and business development services primarily involving the Company's government contracts business. During 1997, the Company paid approximately $27,720 for services performed. The Company has for many years prior to Ms. Anderson's election as a Director utilized the services of Ms. Anderson's firm as a government consultant.

     For information regarding loans made by the Company to Mr. Weissman, see "Employment Agreements."

                          PROPOSAL 2. AUDITOR PROPOSAL

     Pursuant to the recommendation of the Audit Committee, the Board of Directors has proposed the appointment of the firm of Deloitte & Touche LLP, independent certified public accountants ("Deloitte"), to audit the consolidated financial statements of the Company for the fiscal year ending December 31, 1998. Deloitte has acted as auditor of the Company or its predecessors since 1976. The stockholders are requested to approve the proposed appointment at the Annual Meeting.

     It is expected that representatives of Deloitte & Touche LLP will be present at the Annual Meeting and available to respond to appropriate questions, and make a statement, if they so wish.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE AUDITOR PROPOSAL.

                                 RECOMMENDATION

     THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR THE ELECTION OF ITS NOMINEES AS DIRECTORS AND FOR THE AUDITOR PROPOSAL.

                 LITIGATION INVOLVING CLAIMS AGAINST DIRECTORS

     In January 1994, Atencio v. Morris Weissman, et al. was filed in the Court of Chancery for the State of Delaware, New Castle County, against various directors and/or officers of the Company, on behalf of a purported class and derivatively on behalf of the Company. In February 1994, Rosenberg v. Morris Weissman, et al. was filed in the same court. The Atencio and Rosenberg actions assert claims for breach of fiduciary duty and allege the sale of Common Stock while in possession of material non-public information.

      COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's officers, directors and persons who own more than 10% of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and greater than 10% stockholders are required by regulations promulgated by the Securities and Exchange Commission to furnish the Company with copies of all forms they file pursuant to Section 16(a) of the Exchange Act.

     Based solely on review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and Directors, the Company believes that during the year ended December 31, 1997 all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis except as follows: one late Form 4 by Mr. Weissman reporting ownership changes during May 1997 reported on Form 4 filed August 1997 and one late Form 4 reporting an option award to Mr. Weissman during September 1997 reported on an amended Form 4 filed October 20, 1997.

                                 OTHER BUSINESS

     The Company knows of no other matters that may be presented to the Annual Meeting. However, if any other matter properly comes before the Annual Meeting, or any adjournment thereof, it is intended that proxies in the accompanying form will be voted in accordance with the judgment of the persons named therein.

                       PROXIES AND VOTING AT THE MEETING

     Only holders of record of Common Stock at the close of business on the Record Date are entitled to receive notice of, and to vote at, the Annual Meeting. At the close of business on the Record Date, 22,043,885 shares of Common Stock were issued and outstanding, with each share entitled to one vote. The presence in person or by proxy at the Annual Meeting of the holders of a majority of such shares shall constitute a quorum.

     The affirmative vote of the holders of a plurality of the votes cast by the holders of shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote is necessary for the election of Directors. Abstentions and broker non-votes will have no impact on the election of Directors.

     Any Proxy may be revoked at any time before it is actually voted by written notification delivered to the Secretary of the Company, by voting in person at the Annual Meeting or by submitting another Proxy bearing a later date. Properly executed and unrevoked Proxies received by the Company will be voted by the persons named therein at the Annual Meeting in the manner specified therein or, if no specification is made, will be voted FOR the election of the seven Directors listed herein.

     The expense of preparing, printing and distributing the Proxy materials will be paid by the Company. In addition to use of the mail, Proxies may be solicited in person or by telephone by Directors, officers or employees of the Company without additional compensation. The Company has engaged D. F. King & Co., Inc., 77 Water Street, New York, New York 10005, to assist in the solicitation of Proxies from stockholders for a fee of $6,000 plus reimbursement for reasonable out-of-pocket expenses.

                             STOCKHOLDER PROPOSALS

     Proposals of stockholders intended to be included in the Company's proxy materials relating to and presented at the Company's 1999 annual meeting of stockholders must be received at the Company's principal executive offices not later than January 1, 1999. The Company's By-laws provide additional notice requirements for stockholder nominations and proposals. At annual meetings, stockholders may submit nominations for directors and other proposals only upon 60 days advance written notice (90 days if the meeting is on or after the anniversary of the prior years meeting) to the Secretary of the Company.

                                          By Order of the Board of Directors,

                                          /s/ Harvey J. Kesner

                                          HARVEY J. KESNER
                                          Secretary

April 30, 1998

     PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY. NO POSTAGE STAMP IS NECESSARY IF MAILED IN THE UNITED STATES.

                         AMERICAN BANKNOTE CORPORATION
                         ANNUAL MEETING OF STOCKHOLDERS

    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints Morris Weissman, John T. Gorman and Harvey
 P J. Kesner, or any one of them, with the full power of substitution, to vote all shares of Common Stock, par value $.01 per share of AMERICAN BANKNOTE
 R CORPORATION (the "Company") which the undersigned is entitled to vote at the Company's Annual Meeting to be held on June 9, 1998 and at any adjournments
 O or postponements thereof, and the undersigned authorizes and instructs said proxies to vote as directed.
 X
    Election of Directors:
 Y
    The nominees are:

               Bette B. Anderson             Sidney Levy
               Dr. Oscar Arias S.            David S. Rowe-Beddoe
               C. Gerald Goldsmith           Alfred Teo
               Ira J. Hechler                Morris Weissman

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2.

    PLEASE MARK, DATE AND SIGN THIS PROXY ON THE REVERSE SIDE AND RETURN IT
                     PROMPTLY USING THE ENVELOPE PROVIDED.

                                                                     -----------
                                                                     SEE REVERSE
                                                                         SIDE
                                                                     -----------

    PLEASE MARK YOUR
[X] VOTES AS IN THIS
    EXAMPLE.

--------------------------------------------------------------------------------
                                                FOR       VOTE WITHHELD FOR
                                            ALL NOMINEES     ALL NOMINEES
1. ELECTION OF
   DIRECTORS.                                    [ ]              [ ]
   (see reverse)

For, except vote withheld from the following nominee(s):

--------------------------------------------------------
-------------------------------------------------------------------------------
                                   FOR          AGAINST         ABSTAIN
2. PROPOSAL TO APPROVE THE
   PROPOSED APPOINTMENT OF         [ ]            [ ]             [ ]
   DELOITTE & TOUCHE LLP AS
   AUDITORS FOR THE COMPANY
   FOR THE FISCAL YEAR ENDED
   DECEMBER 31, 1998.

3. TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OF STOCKHOLDERS, OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.
--------------------------------------------------------------------------------
     Change of Address:
     Check this box and print      [ ]
     new address below.

     ---------------------------------

     ---------------------------------

     ---------------------------------
-------------------------------------------

SIGNATURE(S)                                                   DATE         1998
            --------------------------------------------------     ---------
YOUR SIGNATURE SHOULD APPEAR THE SAME AS YOUR NAME APPEARS HEREIN, AND IF SIGNING AS AN ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE INDICATE THE CAPACITY IN WHICH SIGNING. WHEN SIGNING AS JOINT TENANTS, ALL PARTIES TO THE JOINT TENANCY MUST SIGN. WHEN THE PROXY IS GIVEN BY A CORPORATION, IT SHOULD BE SIGNED BY AN AUTHORIZED OFFICER.

                  RECEIPT OF THE NOTICE OF ANNUAL MEETING OF
                   STOCKHOLDERS, THE PROXY STATEMENT AND THE
                       1997 ANNUAL REPORT OF THE COMPANY
                            IS HEREBY ACKNOWLEDGED.